UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008 (April 13, 2008)

LINN ENERGY, LLC

 (Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Purchase Agreements

On April 13, 2008, Linn Energy, LLC (the “Company”) and certain of its wholly-owned subsidiaries entered into 1) a definitive asset purchase and sale agreement and 2) a definitive limited partnership asset purchase and sale agreement, to sell all of the Company’s interests in oil and gas properties in the Appalachian Basin to XTO Energy Inc. (the “Disposition”), for an aggregate contract price of $600 million, subject to purchase price adjustments. The Company anticipates that the Disposition will close on July 1, 2008, subject to closing conditions, including approvals under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. There can be no assurance that all of the conditions to closing the Disposition will be satisfied.   Subject to receipt of approval from lenders, the Company plans to use a majority of the proceeds of the Disposition to repay borrowings under its credit facility.

A copy of the press release announcing the Disposition is attached to this Report as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.  The purchase and sale agreements for the Disposition will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

            99.1                 Press Release of Linn Energy, LLC dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: April 17, 2008	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary